                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                  CLARCOR INC.
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                  CLARCOR LOGO

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of CLARCOR Inc. (the "Company") will be held at The University of Illinois College of Medicine at Rockford, 1601 Parkview Ave., Rockford, Illinois 61107, on Tuesday, March 27, 2001 at 6:00 P.M., Central Standard Time, for the following purposes:

          1. To elect three Directors for a term of three years each and one Director for a term of two years; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of CLARCOR Common Stock of record at the close of business on Friday, February 9, 2001 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     Whether or not you plan to attend the meeting, you are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.

                                           DAVID J. BOYD
                                           Secretary

                  PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
                             AND MAIL IT PROMPTLY.

Rockford, Illinois
February 23, 2001

                                  CLARCOR INC.
                               2323 SIXTH STREET
                                 P.O. BOX 7007
                            ROCKFORD, ILLINOIS 61125

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CLARCOR Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at The University of Illinois College of Medicine at Rockford, 1601 Parkview Ave., Rockford, Illinois 61107, on Tuesday, March 27, 2001 at 6:00 P.M., Central Standard Time, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying proxy are being mailed to shareholders on February 23, 2001.

     A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person. All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted to elect the four persons nominated for election to the Board of Directors listed on the proxy card enclosed herewith and, in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

     As of February 9, 2001, the Company had outstanding 24,462,933 shares of Common Stock and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 9, 2001 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     At the Annual Meeting four directors are to be elected. Proxies will be voted for the election of Messrs. Lawrence E. Gloyd, Norman E. Johnson, Robert
J. Burgstahler and Keith E. Wandell unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. If a quorum is present at the meeting, the four candidates for director receiving the greatest number of votes will be elected. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected.

     Messrs. Gloyd and Johnson are directors of the Company previously elected by its shareholders whose terms in office expire this year. Mr. Burgstahler was elected to the Board in December 2000 in anticipation of a vacancy to be caused by Mr. Carl Dargene's expected retirement from the Board on March 27, 2001. If elected, Messrs. Gloyd, Johnson and Burgstahler will hold office for a three-year period ending in 2004 or until their respective successors are duly elected and qualified.

     Mr. Keith E. Wandell has not previously been a member of the Company's Board. If elected, Mr. Wandell will fill a vacancy on the Board caused by the expected retirement of Mr. Stanton K. Smith, Jr. from the Board on March 27, 2001. If elected, Mr. Wandell will hold office for a two-year period ending in 2003 or until his successor is duly elected and qualified.

     Mr. Dargene and Mr. Smith are retiring from the Board pursuant to a Company policy which encourages directors to leave the Board upon reaching age 70.

     In the event that any of the nominees should for some reason, presently unknown, fail to stand for election, the persons named in the enclosed form of proxy intend to vote for substitute nominees.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

                                                                  YEAR TERM AS
                                                  DIRECTOR          DIRECTOR
                         NAME           AGE         SINCE           EXPIRES
                         ----           ---       --------        ------------
              * Robert J. Burgstahler    56   December 18, 2000       2004
                 Mr. Burgstahler was elected Vice President, Finance and
                 Administrative Services of 3M, St. Paul, Minnesota, in
                 February 2000. He served as President and General Manager of
                 3M Canada from 1998 to 2000 and Staff Vice President Taxes of
                 3M from 1995 to 1998. 3M is a diversified manufacturer.
             ** Carl J. Dargene          70     April 1, 1989         2001
                 Mr. Dargene is Chairman Emeritus of AMCORE Financial, Inc.,
                 Rockford, Illinois. He retired as Chairman of AMCORE
                 Financial, Inc. in April 2000. Mr. Dargene served as
                 President and Chief Executive Officer, AMCORE Financial, Inc.
                 from 1986 to 1996 and he was elected Chairman in May 1995.
                 AMCORE Financial, Inc. is a bank holding company.
              * Lawrence E. Gloyd        68    March 31, 1984         2004
                 Mr. Gloyd is Chairman Emeritus of CLARCOR Inc. He retired as
                 Chairman and Chief Executive Officer of CLARCOR Inc. in March
                 2000. Mr. Gloyd was elected President and Chief Executive
                 Officer in March 1988 and Chairman, President and Chief
                 Executive Officer in March 1991. He is a Director of AMCORE
                 Financial, Inc., Thomas Industries, Inc., Woodward Governor
                 Company and Genlyte Thomas Group LLC.
              * Norman E. Johnson        52     June 26, 1996         2004
                 Mr. Johnson was elected Chairman, President and Chief
                 Executive Officer of CLARCOR Inc. in March 2000. He was
                 elected President and Chief Operating Officer, CLARCOR Inc.
                 in June 1995. Mr. Johnson was elected President-Baldwin
                 Filters, Inc. in 1990, Vice President-CLARCOR Inc. in 1992,
                 and Group Vice President-Filtration Products in 1993.
                Milton R. Brown          69   November 29, 1990       2002
                 Mr. Brown is Chairman and Chief Executive Officer of Suntec
                 Industries Incorporated, Rockford, Illinois. From 1984 to
                 2000 he was the Chairman, President and Chief Executive
                 Officer of Suntec. Suntec Industries manufactures fuel units, solenoid valves, and safety shut off valves. He is a Director of AMCORE Financial, Inc., Suntec Industries Incorporated and
                 Suntec Industries -- France.
                Robert H. Jenkins        57    March 23, 1999         2002
                 Mr. Jenkins is retired Chairman, Hamilton Sundstrand
                 Corporation (formerly Sundstrand Corporation), Rockford,
                 Illinois. He served as Chairman, President and Chief
                 Executive Officer from 1997 to 1999 and as President and
                 Chief Executive Officer, Sundstrand Corporation from 1995 to
                 1997. Hamilton Sundstrand Corporation is an aerospace and
                 industrial company. Mr. Jenkins is a Director of AK Steel
                 Holding Corporation, Solutia, Inc., Sentry Insurance, Pella
                 Corporation and Visteon Corporation.
                Philip R. Lochner, Jr.   57     June 17, 1999         2002
                 Mr. Lochner is retired Senior Vice President-Chief
                 Administrative Officer at Time Warner, Inc., New York, New
                 York. He served as Senior Vice President-Chief Administration
                 Officer, Time Warner, Inc., from 1991 to 1998. Time Warner,
                 Inc. is a diversified media company. Mr. Lochner is a
                 Director of Apria Healthcare Group Inc., GTech Holdings Inc.,
                 and the Investor Responsibility Research Center. He also
                 serves on the Board of Advisors of Republic NY Corp. and the
                 National Association of Securities Dealers.
                J. Marc Adam             62    March 23, 1991         2003
                 Mr. Adam is retired Vice President Marketing, 3M, St. Paul,
                 Minnesota. He served as Vice President Marketing from 1995 to
                 1999 and from 1986 to 1995 as Group Vice President, 3M. 3M is a diversified manufacturer. Mr. Adam is a Director of
                 Schneider National Inc.
                James L. Packard         58     June 22, 1998         2003
                 Mr. Packard is Chairman, President and Chief Executive
                 Officer, Regal-Beloit Corporation (AMEX), Beloit, Wisconsin
                 since 1986. From 1980 to 1984 he served as President and from
                 1984 to 1986 he served as President and Chief Executive
                 Officer, Regal-Beloit Corporation. Regal-Beloit Corporation
                 is a manufacturer of mechanical and electrical products. Mr.
                 Packard is a Director of The First National Bank & Trust
                 Company of Beloit and Manitowoc Company, Manitowoc,
                 Wisconsin. He is also a member of the NASDAQ Listing and
                 Hearing Review Council.
             ** Stanton K. Smith, Jr.    70    March 21, 1970         2003
                 Mr. Smith is Senior Counsel, Skadden, Arps, Slate, Meagher &
                 Flom LLP law firm, New York, New York, since April 1996. From
                 1988 to 1991 he served as President and from 1991 to March
                 1996 he served as Vice Chairman, CMS Corporation, Dearborn,
                 Michigan. CMS Energy Corporation is a utility and energy
                 holding company. He is a Director of Trans-Elect, Inc., a
                 company engaged in entering the electric transmission
                 business.
              + Keith E. Wandell         50          --               2003
                 Mr. Wandell has been President-Automotive Systems Group,
                 Johnson Controls, Inc. Milwaukee, Wisconsin since 1997. He served as Vice President and General Manager-Automotive of
                 Johnson Controls from 1996 to 1997 and Vice President
                 Operations from 1993 to 1996. Johnson Controls is a
                 manufacturer of automotive products, facility management and control systems and plastic packaging.

------------------------------
 * Nominees for election to terms expiring in 2004.
** Mr. Dargene and Mr. Smith are expected to retire from the Board at the Annual
   Meeting in accordance with Company policy.
 + Nominee for election to term expiring in 2003.

DUTIES OF BOARD OF DIRECTORS

     The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, the Board is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussion with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them each month and by participating in Board and committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 2000, the standing committees of the Board of Directors were the Director Affairs Committee, the Audit Committee, and the Compensation & Stock Option Committee.

     The Director Affairs Committee consists of three non-employee directors. It is the responsibility of the Director Affairs Committee to review and make recommendations regarding management succession and Board policies and to recommend qualified individuals for nomination to fill vacancies on the Board. The full Board may accept or reject the Committee's recommendations. No procedures have been established for the consideration by the Director Affairs Committee of nominees recommended by shareholders of the Company. The Director Affairs Committee met twice during fiscal 2000. The present members of the Director Affairs Committee are Messrs. Carl J. Dargene, Lawrence E. Gloyd and Stanton K. Smith, Jr.

     The Audit Committee consists of three independent non-employee directors. It is the responsibility of the Audit Committee to recommend the selection of independent auditors and to review audits, proposals and other services as performed by the independent auditors. The Committee also reviews the activities and findings of the internal audit staff and discusses the Company's system of internal controls with the Company's independent auditors. The Audit Committee met four times during fiscal 2000. The present members of the Committee are Messrs. Milton R. Brown, Philip R. Lochner, Jr. and Stanton K. Smith, Jr.

     The Compensation & Stock Option Committee, which consists of three independent non-employee directors, determines the compensation of key officers and employees. It reviews and administers the Company's 1994 Incentive Plan and grants stock awards under such Plan to certain officers and key employees of the Company. The Committee met three times during fiscal 2000. The present members of the Committee are Messrs. J. Marc Adam, Robert H. Jenkins and James L. Packard.

MEETINGS AND FEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during fiscal 2000. All of the Company's directors attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board of which they are members.

     In fiscal 2000, directors who were not employees of the Company received an annual retainer of $32,500 and fees of $1,000 for each meeting of the Board of Directors and each separate Committee meeting attended and reimbursement for travel expenses related to attendance at Board and Committee meetings. Non-employee directors who are Chairmen of Committees received an additional annual fee of $3,250 in fiscal 2000.

     Pursuant to the Company's Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the director's fees to which he is entitled and to be paid the amounts so deferred, plus interest thereon at the prime rate announced quarterly by Bank One Corporation, or its successor, either when the participant ceases being a director of the Company or upon his retirement from his principal occupation or at the time the participant reaches a specified age. Messrs. Adam, Brown, Jenkins and Smith elected to defer all or a portion of the fees payable to each of them during fiscal 2000.

     The Board has adopted a Directors' Restricted Stock Compensation Plan. Under this Plan, as amended, in lieu of the annual retainer otherwise payable, on the date a person first becomes a non-employee director, and on each anniversary of such date, such person receives a grant of shares of the Company's Common Stock with an aggregate fair market value equal to the amount of the annual retainer for non-employee directors.

     Under the 1994 Incentive Plan, each non-employee director is automatically granted, on the date of each annual meeting of shareholders and on the date on which such non-employee director is first elected or begins to serve as a non-employee director, options to purchase 3,750 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant. Such options are fully exercisable on the date of grant and expire ten years after the date of grant. Shares acquired upon exercise of an option may not be sold or transferred during the six month period following the date of grant of such option. As of January 1, 2001, Messrs. Adam, Brown, Dargene and Smith each have fully exercisable options for 26,250 shares, Mr. Packard has 10,325, Mr. Jenkins has 7,500, Mr. Lochner has 6,600, Mr. Gloyd has 3,750 and Mr. Burgstahler has 1,017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Dargene, a director of the Company, is the retired Chairman of AMCORE Financial, Inc. (the "Holding Company"), Rockford, Illinois. In addition, Messrs. Brown and Gloyd, also directors of the Company, are directors of the Holding Company. During 2000, CLARCOR had business transactions with the Holding Company and its affiliates including AMCORE Bank's participation with a group of banks in a multicurrency credit agreement dated September 9, 1999. All such transactions were in the ordinary course of business and it is anticipated that similar transactions will continue.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

CERTAIN BENEFICIAL OWNERS

     The following table provides information concerning each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock:

                                                                 SHARES          PERCENT
                      NAME AND ADDRESS                        BENEFICIALLY         OF
                    OF BENEFICIAL OWNER                          OWNED            CLASS
                    -------------------                       ------------       -------
Gabelli Funds, LLC .........................................   2,410,450(1)       9.85%
GAMCO Investors, Inc.
One Corporate Center
Rye, NY 10580-1434
Artisan Partners Limited Partnership .......................   1,715,008(2)       7.01%
1000 North Water Street, Suite 1770
Milwaukee, Wisconsin 53202
Wanger Asset Management, L.P. ..............................   1,470,000(3)       6.01%
227 West Monroe Street
Chicago, Illinois 60606-5016

------------------------------
(1) Based upon information contained in a Schedule 13F filed as of November 13, 2000 with the Securities and Exchange Commission by GAMCO Investors, Inc. on behalf of itself and Gabelli Funds, LLC.

(2) Based upon information contained in a Schedule 13G dated February 9, 2001 filed with the Securities and Exchange Commission by Artisan Partners Limited Partnership.

(3) Based upon information contained in a Schedule 13F filed as of October 11, 2000 with the Securities and Exchange Commission by Wanger Asset Management, L.P. on behalf of certain Wanger entities.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of February 9, 2001 by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 6 and by all directors and executive officers of the Company as a group:

                                                                 SHARES      PERCENT
                     NAME OF PERSON OR                        BENEFICIALLY     OF
                     IDENTITY OF GROUP                           OWNED        CLASS
                     -----------------                        ------------   -------
J. Marc Adam (2)............................................      42,472         *
Milton R. Brown (2).........................................      47,628         *
Robert J. Burgstahler (2)...................................       1,469         *
Carl J. Dargene (2).........................................      45,457         *
Lawrence E. Gloyd (1)(2)(3).................................     851,992      3.48%
Robert H. Jenkins (2).......................................      10,669         *
Norman E. Johnson (1)(3)....................................     565,236      2.31%
Philip R. Lochner, Jr. (2)..................................       9,853         *
James L. Packard (2)........................................      14,811         *
Stanton K. Smith, Jr. (2)...................................      54,075         *
Bruce A. Klein (1)(3).......................................     152,983         *
William B. Walker (1)(3)....................................      87,707         *
David J. Anderson (1)(3)....................................     129,635         *
James M. Suchomel (1)(3)....................................      17,562         *
All directors and executive officers as a group
  (18 persons) (1)(2)(3)(4).................................   2,297,496      9.39%

------------------------------
 *  Less than one percent.

(1) Includes restricted shares of Common Stock granted on a contingent basis under the 1994 Incentive Plan. Also includes restricted stock units granted under the 1994 Incentive Plan. See "Compensation of Executive Officers and Other Information -- Performance Share Plan."

(2) Includes restricted shares granted under the Directors' Restricted Stock Compensation Plan and shares subject to stock options granted to Directors pursuant to the Company's 1994 Incentive Plan. See "Election of
    Directors -- Meetings and Fees of the Board of Directors."

(3) Includes all shares subject to stock options granted pursuant to the Company's 1984 Stock Option Plan and the 1994 Incentive Plan. For information as to the total number of shares subject to options granted to Messrs. Johnson, Gloyd, Klein, Walker, Anderson and Suchomel and the options which are exercisable by them within 60 days, see the table on page 8.

(4) Includes 1,679,917 shares subject to stock options of which 173,212 were granted on December 17, 2000. Options for 1,051,083 shares are exercisable within 60 days. Also includes 40,515 restricted stock units which were granted on December 17, 2000.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and each officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 (the "Act") is required by Section 16(a) of the Act to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of or transactions in the Company's equity securities. Reports received by the Company indicate that all such officers and directors have filed all requisite reports with the Securities and Exchange Commission on a timely basis during 2000.

            COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of (a) Norman E. Johnson, the Chairman, President and Chief Executive Officer of the Company after March 31, 2000, (b) Lawrence E. Gloyd, the Chairman and Chief Executive Officer through March 31, 2000, and (c) the other four most highly compensated executive officers of the Company for the fiscal year that ended on December 2, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                              --------------------------------------
                                                ANNUAL COMPENSATION                    AWARDS              PAYOUTS
                                         ----------------------------------   ------------------------   -----------
                                                                   OTHER                                                  ALL
                                                                   ANNUAL     RESTRICTED   SECURITIES                    OTHER
                                                       BONUS      COMPEN-       STOCK      UNDERLYING       LTIP        COMPEN-
NAME AND PRINCIPAL POSITION       YEAR   SALARY (2)    (2)(3)    SATION (4)   AWARDS(5)    OPTIONS (6)   PAYOUTS (7)   SATION (8)
--------------------------------  ----   ----------    ------    ----------   ----------   -----------   -----------   ----------
Norman E. Johnson (1)...........  2000    $393,846    $380,304    $     --     $72,742       100,000      $107,071      $13,927
Chairman, President and Chief     1999     331,458     266,953          --          --        45,000       114,992       12,388
Executive Officer                 1998     305,734     169,101          --          --       120,539        94,685       10,689
Lawrence E. Gloyd (1)...........  2000     232,692     167,129     127,278          --        50,000       168,189       20,654
Retired Chairman and Chief        1999     461,923     375,493          --          --            --       193,669       35,339
Executive Officer                 1998     438,077     252,466          --          --       180,000       178,105       29,041
Bruce A. Klein..................  2000     231,962     130,660          --      34,928        17,000        59,445       10,701
Vice President - Finance and      1999     221,065     103,860          --          --        15,000        67,432       11,109
Chief Financial Officer           1998     207,208      84,047          --          --        15,000        55,805       10,868
William B. Walker...............  2000     191,539      81,938          --          --        10,000            --        9,056
President,                        1999     183,493      10,969          --          --         7,500            --        9,294
Environmental Filtration          1998     173,578      71,883          --          --         7,500            --        9,347
David J. Anderson...............  2000     170,923      75,648          --      21,479        16,763        37,884        9,813
Vice President - Corporate        1999     165,769      58,913          --          --        10,000        43,228       10,437
Development                       1998     158,019      48,056          --          --        11,250        39,455       13,414
James M. Suchomel (9)...........  2000     130,529      75,150          --          --         5,000            --        1,764
President, Process Filtration     1999          --          --          --          --            --            --           --
                                  1998          --          --          --          --            --            --           --

------------------------------
(1) Mr. Johnson serves as a director of the Company but received no separate remuneration in that capacity. Mr. Gloyd retired as the Company's Chairman and Chief Executive Officer on March 31, 2000 and continues to serve as a director of the Company.

(2) Includes compensation deferred by the Company's executive officers pursuant to the Company's Retirement Savings Plan and the Company's Deferred Compensation Plan.

(3) Discretionary cash bonuses granted by the Board of Directors under the Company's Annual Incentive Plan.

(4) Mr. Gloyd received Other Annual Compensation including $38,108 for the value of an automobile provided at retirement and $28,991 primarily for estate and retirement planning services (plus a gross up for related income taxes). The aggregate value of all other perquisite and personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported of the other named executive officers in the Summary Compensation Table.

(5) Represents restricted stock units (the "Units") granted on December 17, 2000 pursuant to the 1994 Incentive Plan. Units provide for the issuance of Common Stock to the grantee over a four year period. 25% of the total number of Units vest on each anniversary of the grant so long as the grantee remains in the employment of the Company or one of its subsidiaries. Until Units vest and shares of Common Stock are issued in conversion of the Units, the grantee does not have any rights as a shareholder of the Company, but prior to vesting the grantee will receive a cash payment equal to the dividends paid on the Common Stock. The Units permit a grantee to defer the issuance of Common Stock pursuant to the Units for a period of years or until the termination of the grantee's employment by the Company. The Units shown in the Table were issued in December 2000 in replacement of previous grants of Performance Shares and Performance Units under the Company's Performance Share Plan. See " -- Performance Share Plan."

(6) Consists of options and replacement options granted under the Company's 1994 Incentive Plan to acquire shares of the Company's Common Stock. See "-- Stock Options" below.

(7) Consists solely of Performance Shares and Performance Units distributed and paid under the Performance Share Plan at the close of the Performance Cycle ending in the year. The amount shown is equal to the number of Performance Shares and

    Performance Units paid and distributed, multiplied by the average of the closing price of a share of the Company's Common Stock for the last 30 trading days of the last fiscal year in the Performance Cycle.

    At December 2, 2000, excluding forfeitures, each executive officer listed above held the following aggregate number of Performance Shares and Performance Units and the value thereof was as follows: Mr. Johnson, 7,404 shares and units, $135,123; Mr. Gloyd, 22,782 shares and units, $415,772; Mr. Klein, 3,896 shares and units, $71,102; Mr. Walker, 5,581 shares and units, $101,853; and Mr. Anderson, 2,442 shares and units, $44,567. The values shown in the preceding sentence are based on the closing price of CLARCOR Common Stock on December 1, 2000 ($18.25) and assume that 100% of the shares and units are earned. See "--Performance Share Plan." Each holder receives dividends on and is entitled to vote the Performance Shares.

(8) The amounts shown in this column for All Other Compensation for the last fiscal year derived from the following figures; Messrs. Johnson, Gloyd, Klein, Walker and Anderson respectively: $9,846; $4,327; $5,799; $4,788 and $4,273 - Company match for employee stock purchase plan; Messrs. Johnson, Gloyd, Klein, Walker, Anderson and Suchomel respectively: $2,550; $2,550; $2,550; $2,550; $2,472 and $1,311 - Company match for 401(k) plan; Messrs.
    Johnson, Gloyd, Klein and Anderson respectively: $1,531; $2,651; $1,110 and $2,197 - Company paid split dollar insurance premiums; $9,485 (Mr. Gloyd) - Company paid term life insurance premium; Messrs. Gloyd, Klein, Walker, Anderson and Suchomel respectively: $1,641; $1,242; $1,718; $871 and $453 - Company paid group insurance premium.

(9) Mr. Suchomel began employment with the Company on February 28, 2000.

     Each officer of the Company is elected for a term of one year which begins at the Board of Directors meeting at which he or she is elected held following the Annual Meeting of Shareholders and ends on the date of the next Annual Meeting of Shareholders or upon the election of his or her successor.

STOCK OPTIONS

     The following table provides information with respect to stock options granted during fiscal year 2000 under the Company's 1994 Incentive Plan, as amended, to the six individuals named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS
                                     --------------------------------------------------------------------------
                                     NUMBER OF
                                     SECURITIES     % OF TOTAL
                                     UNDERLYING      OPTIONS
                                      OPTIONS       GRANTED TO
                                      GRANTED      EMPLOYEES IN    EXERCISE     EXPIRATION       GRANT DATE
              NAME                      (1)        FISCAL YEAR     PRICE (2)       DATE       PRESENT VALUE (3)
              ----                   ----------    ------------    ---------    ----------    -----------------
N. E. Johnson....................     100,000          26.2%       $17.9375      12/19/09         $548,000
L. E. Gloyd......................      50,000          13.1         17.9375      03/31/06          274,000
B. A. Klein......................      17,000           4.4         17.9375      12/19/09           93,160
W. B. Walker.....................      10,000           2.6         17.9375      12/19/09           54,800
D. J. Anderson...................       7,500           2.0         17.9375      12/19/09           41,100
                                        9,263(4)        2.4         19.3750      11/28/00           12,876
J. M. Suchomel...................       5,000           1.3         18.3750      03/23/10           28,650

------------------------------
(1) Consists of nonqualified options issued for a ten year term (other than as noted in footnote (4)) with a six year vesting schedule (see "Long-Term Incentive Plan" in the Report of the Compensation & Stock Option Committee).

(2) Closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions at date of grant.

(3) Options are valued using Cox-Ross-Rubinstein Binomial Model, which is a variation of the Black-Scholes Option Pricing Model using the following assumptions:

      (i) an expected option term of seven years to exercise (based on estimated prior experience);

      (ii) interest rates of 6.34% for the December 20, 1999 grants; 6.54% for the June 23, 2000 replacement option grant; and 6.63% for the March 24, 2000 grant, based on the quoted yield of Treasury Strips maturing in seven years;

     (iii) dividends of $.4525 per share of Common Stock; and

     (iv) stock price volatility of 25.0% based upon the monthly stock closing prices for the preceding 7 years.

(4) This grant resulted from the exercise of an option and from the payment of the related exercise price by the optionee using shares of previously owned Company Common Stock. Under these circumstances the 1994 Incentive Plan permits the grant of options ("replacement options") for the number of shares used in payment of the exercise price. The exercise price for each replacement option is equal to the market value of the Company's Common Stock on the date of such exercise and replacement options expire on the same date as the original option which was exercised. The replacement option grants do not contain the replacement feature.

     The following table sets forth certain information regarding option exercises during the fiscal year and the unexercised options held by such individuals at December 2, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF         VALUE OF UNEXERCISED
                                       NUMBER OF                 UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                        SHARES                        AT FY-END              AT FY-END
                                      ACQUIRED ON     VALUE         EXERCISABLE/            EXERCISABLE/
               NAME                    EXERCISE      REALIZED     UNEXERCISABLE (1)      UNEXERCISABLE (2)
               ----                   -----------    --------    -------------------    --------------------
N. E. Johnson.....................          --             --      158,354/244,375       $669,351/$158,902
L. E. Gloyd (3)...................      74,813       $831,584            625,625/0             2,230,938/0
B. A. Klein.......................          --             --        30,938/57,312          120,629/64,684
W. B. Walker......................          --             --        27,750/28,750          135,846/25,781
D. J. Anderson....................      14,963        163,516        57,001/34,374          303,205/36,324
J. M. Suchomel....................          --             --              0/5,000                     0/0

------------------------------
(1) On December 17, 2000, subsequent to the fiscal year-end, additional option grants were awarded as follows; Mr. Johnson 68,793, Mr. Klein 26,624, Mr. Walker 15,000, Mr. Anderson 11,571 and Mr. Suchomel 10,000. Also subsequent to the fiscal year-end, options were exercised as follows: Mr. Johnson 6,038, Mr. Gloyd 50,625 and Mr. Anderson 10,125.

(2) Based on the $18.25 closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions on December 1, 2000, the last trading date prior to the Company's fiscal year-end close on Saturday, December 2, 2000.

(3) Does not include 3,750 options granted to Mr. Gloyd as a non-employee Director in March 2000.

PERFORMANCE SHARE PLAN

     The Long Range Performance Award Plan (the "Performance Share Plan") is a part of the Company's 1994 Incentive Plan, approved by the shareholders on March 31, 1994. It provides officers and key employees of the Company with the opportunity to earn shares of Common Stock ("Performance Shares") and units representing the market value of Common Stock ("Performance Units").

     At the beginning of each three-year Performance Cycle, executives are awarded a number of Performance Shares and Performance Units determined by applying a formula set by the Compensa-tion Committee at the beginning of the Performance Cycle. The total number of Performance Shares and Performance Units is obtained by dividing a percentage of the base salary of the executive, ranging from 40% for the CEO to 20% for officers at the level of vice president, by the average closing price of a share of the Company's Common Stock over a 30-day trading period prior to the award date. Awards are in the ratio of three Performance Shares to two Performance Units, so that approximately 60% of the total value of benefits available under the plan is in stock and 40% is payable in cash to cover income taxes due on the total award.

     During the 3-year Performance Cycle, the executive receives dividends and is entitled to vote the Performance Shares. In order for the executive to retain all of the Performance Shares and Performance Units awarded, the Company must attain prescribed financial targets over the Performance Cycle. If the performance targets have been met in full, the full number of Performance Shares and Performance Units will be earned. If certain minimum objectives are attained (currently established at 80% of the performance target), 50% of the Performance Shares and Performance Units will be earned. If performance over the Performance Cycle is between the minimum and the target level, the number of Performance Shares and Performance Units earned will be prorated. No portion of the Performance Shares or Performance Units will be earned if performance does not meet the 80% minimum performance target. Further information regarding the plan and the performance targets appears on pages 14 and 15 in "Report of the Compensation & Stock Option Committee."

     The following table sets forth information regarding 2000 fiscal year awards under the Performance Share Plan made in December 1999. Subsequent to the end of fiscal 2000, on December 17, 2000, Messrs. Johnson, Klein and Anderson forfeited the awards set forth in the table in return for grants of non-qualified stock options and restricted stock units, as follows: Mr. Johnson, 13,793 options and 3,932 units; Mr. Klein, 6,624 options and 1,888 units; and Mr. Anderson, 4,071 options and 1,161 units.

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                                            PERFORMANCE       NON-STOCK PRICE BASED PLANS
                                                              OR OTHER      --------------------------------
                               NUMBER OF SHARES, UNITS      PERIOD UNTIL                        TARGET AND
          NAME                     OR OTHER RIGHTS             PAYOUT         THRESHOLD          MAXIMUM
          ----               ---------------------------    ------------    --------------    --------------
N. E. Johnson............    Performance Shares    5,186      3 Years       2,593 Shares      5,186 Shares
                             Performance Units     3,458                    Cash equal to     Cash equal to
                                                                            value of 1,729    value of 3,458
                                                                            Shares*           Shares*
L. E. Gloyd..............    Performance Shares    7,204      3 Years       3,602 Shares      7,204 Shares
                             Performance Units     4,802                    Cash equal to     Cash equal to
                                                                            value of 2,401    value of 4,802
                                                                            Shares*           Shares*
B. A. Klein..............    Performance Shares    2,491      3 Years       1,246 Shares      2,491 Shares
                             Performance Units     1,660                    Cash equal to     Cash equal to
                                                                            value of 830      value of 1,660
                                                                            Shares*           Shares*
W. B. Walker.............    Performance Shares    2,053      3 Years       1,027 Shares      2,053 Shares
                             Performance Units     1,369                    Cash equal to     Cash equal to
                                                                            value of 685      value of 1,369
                                                                            Shares*           Shares*
D. J. Anderson...........    Performance Shares    1,531      3 Years       766 Shares        1,531 Shares
                             Performance Units     1,020                    Cash equal to     Cash equal to
                                                                            value of 510      value of 1,020
                                                                            Shares*           Shares*

------------------------------
* Based on the average closing price of Common Stock for the 30-day trading period preceding November 30, 2002 as reported in the New York Stock Exchange Composite Transactions.

RETIREMENT PLANS

     Most employees of the Company and certain of its subsidiaries, including the individuals named in the Summary Compensation Table, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the "Pension Trust"). The amount of the Company's contribution to the Pension Trust in respect to a specified person cannot be individually calculated. No Company contribution for fiscal 2000 was required or made.

     The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to age 65 covered compensation ($36,000 in fiscal 2001) in effect each December multiplied by .012 plus (b) any excess of such plan year compensation over age 65 covered compensation (subject to Internal Revenue limitations applicable to all qualified retirement plans) multiplied by .0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.

     Estimated annual retirement benefits payable under the Pension Trust at normal retirement (age 65) for Messrs. Johnson, Gloyd, Klein, Walker and Anderson are $62,387, $42,744, $45,282, $15,591 and $30,358, respectively. Such annual retirement benefits are not subject to any reduction for Social Security amounts. The estimated benefits were calculated assuming that the participants would continue to accrue benefits at current wage levels to normal retirement.

     Effective December 1, 1983, the Company established a Supplemental Retirement Plan, which was amended and restated effective December 1, 1994. Mr. Gloyd was the only participant in this plan in 2000. The plan provides a monthly benefit to Mr. Gloyd equal to (a) 65% of the his average monthly compensation with respect to the three consecutive fiscal years for which he received the highest compensation, reduced by (b) his monthly normal retirement benefit provided by the Pension Trust and benefits earned during employment other than by the Company. The annual retirement benefit pursuant to the Supplemental Retirement Plan for Mr. Gloyd is $424,803. Such annual retirement benefit is not subject to any reduction for Social Security amounts. Mr. Gloyd elected to receive a lump sum payment of the present value of his benefit at retirement. See " -- Employment Agreements."

     Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Internal Revenue Code of 1986. The 1994 Executive Retirement Plan replaces the Supplemental Retirement Plan for executives other than those who were participants in the 1983 Supplemental Retirement Plan described above. The 1994 Executive Retirement Plan is similar in concept and benefit levels to the 1983 Supplemental Retirement Plan. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. Messrs. Johnson, Klein and Anderson are participants in both of the 1994 plans. Mr. Walker is a participant in the 1994 Supplemental Pension Plan. Mr. Suchomel began his employment with the Company in February 2000 and, consequently, does not yet qualify for either plan. Estimated total annual retirement benefits pursuant to both the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan payable at normal retirement (age 65) for Messrs. Johnson, Klein, Walker and Anderson are $440,811, $190,422, $10,422 and $108,533, respectively. Such annual retirement benefits are not subject to reduction for Social Security amounts.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Johnson, Gloyd, Klein, Walker, Anderson and Suchomel and certain other executive officers of the Company. The employment agreements provide terms of employment, compensation, incentive plan compensation, benefits and perquisites, pensions, employment termination, non-competition and confidentiality, and "change of control" provisions. Under his agreement, the employment period for Mr. Gloyd expired on March 31, 2000 upon his retirement. At that time, Mr. Johnson was elected as Chairman, President and Chief Executive Officer of the Company. Mr. Johnson's agreement, as amended, expires on the date of the Annual Meeting to be held in 2003. Thereafter, Mr. Johnson's agreement will be extended automatically each year unless terminated by the Board.

     Mr. Gloyd's agreement required that the present value of the lifetime monthly benefit amounts which would be payable to Mr. Gloyd pursuant to the Company's 1983 Supplemental Retirement Plan if he had retired at his normal retirement date, would be placed in trust. Accordingly, such present value was deposited in trust pursuant to a Trust Agreement dated as of December 1, 1997. The amounts held in trust, plus interest, were distributed to Mr. Gloyd in lump sum during fiscal 2000.

     Pursuant to the 1994 Incentive Plan, upon the termination of Mr. Gloyd's employment agreement and his retirement, stock options held by Mr. Gloyd would have expired three years after such termination of employment (i.e. on March 31, 2003). In September 1999, the Board amended the Company's 1994 Incentive Plan so that at retirement from the Company the holder of an option may be allowed to exercise outstanding options for a period of time specified by the Company's Compensation & Stock Option Committee (but not later than the 10th anniversary of the date of grant of the option). A stock option grant for 180,000 shares to Mr. Gloyd pursuant to his employment agreement was subsequently adjusted by the Committee to extend the exercise date until the December 16, 2007 expiration date of the grant.

     As provided for in Mr. Gloyd's and Mr. Johnson's employment agreements, the Compensation & Stock Option Committee on December 20, 1999 approved additional grants of 50,000 shares to both Messrs. Gloyd and Johnson as a result of meeting certain financial targets as defined in the agreements. Mr. Gloyd's special stock option of 50,000 shares is exercisable for six years from his March 2000 retirement date and Mr. Johnson's special stock option expires ten years from the grant date. Mr. Johnson also received an additional option grant for 50,000 shares at the December 20, 1999 meeting which will expire ten years from the grant date.

     Mr. Gloyd has agreed to act as a consultant to the Company after his retirement until March 2003. In that capacity he will be entitled to receive $50,000 per year and the Company will pay or reimburse Mr. Gloyd for certain office, secretarial and related expenses.

     Agreements, as amended, with Messrs. Johnson, Klein, Walker, Anderson and Suchomel and certain other executive officers become effective on a "change of control" of the Company, which is defined to mean (i) the acquisition by any person, entity or group (other than from the Company) of 15% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors; (ii) individuals who, at the date of the employment agreement, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the employment agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction and (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

     The agreements provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change of control to the earlier to occur of the third anniversary of such change of control or the officer's normal retirement date at a rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change of control. In addition, during that period the Company agrees to provide employee benefits which are the greater of the benefits provided by the Company to executives with comparable duties or the benefits to which the officer was entitled during the 90-day period immediately prior to the date of the change of control. In the event that employment is terminated after a change of control, the terminated officer is entitled to (i) a lump-sum cash payment equal to three times the sum of the officer's base salary and annual bonus, (ii) continued health and welfare benefits and perquisites for the three year period following termination; and (iii) a lump sum payment equal to the pension benefits the terminated officer would have earned during the three year period after the termination. If any of such agreements subjects the officer to excise tax under
Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such excise tax. The agreements define "termination" to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. "Termination" also includes resignation by the officer after (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change of control, as determined in good faith by the officer; (b) a reduction in compensation or benefits after a change of control or (c) a good faith determination by the officer that, as a result of the change of control, he is unable to exercise the authority, power, function and duties contemplated by the agreement.

              REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE

     The purpose of the Compensation & Stock Option Committee ("Committee") is to assure that the Chief Executive Officer and the other executive officers of the Company ("Executive Officers") are compensated equitably, competitively and in a manner that is consistent with the long-term best interests of the Company and its shareholders. The Committee, which is composed entirely of independent non-employee directors, is responsible for determining the annual salary, cash incentives, benefits and intermediate-term and long-term incentive plan awards for the Company's Executive Officers.

COMPENSATION PHILOSOPHY

     There are certain stated principles which the Committee follows in structuring the compensation packages for the Chief Executive Officer and the other Executive Officers of the Company. These are:

     Pay for Performance

          A high percentage of total compensation is linked directly to the performance of the Company and the executive's individual performance in attaining the Company's objectives and supporting the Company's mission statement. The Committee believes that this structure aligns the executives' interests with the interests of the shareholders.

     Competitiveness

          Total compensation packages are designed to be comparable with those of executives occupying comparable positions in comparable companies. The packages are also designed to allow an opportunity to earn at a level above median industry practices and market competitors when Company performance exceeds the results of comparable companies. The opportunity to earn at higher levels provides a significant challenge to the Executive Officers.

     Executive Ownership

          A major component of executive compensation is equity based, and as a result, the Executive Officer's interests are more directly linked with shareholders' interests. The Committee believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

          The Committee has established ownership guidelines for Executive Officers and non-employee directors to align their interests and objectives with the Company's shareholders. These guidelines require that Executive Officers, after a five-year period, own shares with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company's Chairman and Chief Executive Officer. In addition, the guidelines require that non-employee directors, after a five-year period, own shares with a value equal to a minimum of five times the annual retainer.

     Management Development

          The compensation packages are also designed to attract and retain quality executives with the leadership skills and other key competencies required to meet the Company's objectives and to enhance shareholder value.

COMPONENTS OF EXECUTIVE PAY

     The components of total pay for all executives are annual salary, cash incentives, benefits and intermediate-term and long-term incentive awards. The Committee reviews annually each component of compensation and total compensation for the Executive Officers. The review includes a market comparison of compensation and changes in compensation for equivalent positions in related industrial groups and comparably-sized companies. Competitive information and data relating to executive compensation packages is provided by independent compensation consultants at the request of the Committee.

     Annual Salary

          Annual salary and annual adjustments are based on the executive's performance, experience, and reference to competitive rates for comparable positions in related industry groups and comparably-sized companies.

     Cash Incentives

          Annual cash incentives are determined based upon the attainment of financial targets by the Company and the individual performance of the executive. If certain minimum target results are not achieved, no annual incentive will be paid. If target levels, which the Committee considers to be reasonably difficult to attain, are achieved, annual incentive levels generally range from 25% to 60% of base salary, with the maximum awards ranging from 55% to 132% of base salary if performance materially exceeds the target objectives.

          The financial targets that must be attained for cash incentive payments include two measures, net earnings and economic value added, or as referred to by the Company, CLARCOR Value Added ("CVA"). In basic terms, CVA is consolidated annual after-tax operating earnings less the annual cost of capital. Thus the size of the cash incentives varies directly with the amount by which such after-tax earnings exceed the cost of capital. As a result, the CVA program is designed to reward managers who increase shareholder value by most effectively deploying the capital contributed by the shareholders and lenders. The net earnings and CVA components place cash incentives "at risk" since if the Company fails to achieve the target levels, the cash incentive awards will be reduced. The Committee sets the target levels prior to the beginning of the year.

     Benefits

          Employee benefits offered to the general employee population of the Company are provided to Executive Officers as part of the total compensation program. In addition, certain Executive Officers are provided supplemental retirement benefits and life insurance policies.

     Intermediate-Term Incentive: Performance Share Plan

          Unlike the annual cash incentive plan, which provides an incentive for a specific year's performance, the Performance Share Plan (which is described in detail at pages 8 and 9 under "Performance Share Plan") requires a sustained level of corporate performance over a 3-year Performance Cycle. The Plan provides benefits that vary directly with the market price of the Company's Common Stock over the Performance Cycle. In addition, the Executive Officers receive dividends on and are entitled to vote his or her Performance Shares. Both of these attributes are designed to closely align the interests of the participating Executive Officers directly with those of the Company's shareholders.

          For the Performance Period 1998-2000 Plan participants earned 100% of the total performance opportunity as a result of the substantial achievement of two aggressive financial goals established by the Committee. One half of the award was earned based upon attainment of a return on equity greater than the average of a comparator group, and the other half was earned based upon attainment of earnings per share targets set by the Committee. The Committee selected a group of over 30 manufacturing companies with revenues currently averaging over $700 million as the comparator group for measuring the Company's comparative return on equity.

          Subsequent to the end of fiscal 2000, the Committee elected to substitute grants of restricted stock units ("Units") for awards under the Performance Share Plan. Specifically, the Committee granted Units for fiscal 2001 in lieu of grants of Performance Share awards and to replace a portion of the Performance Share grants for fiscal 2000 with Units and additional non-qualified stock options. Performance Share grants made in fiscal 1999 will remain outstanding and awards thereunder will be made at the end of fiscal 2001. Units provide for the issuance of Common Stock to the grantee over a four year period. 25% of the total number of Units vests on each anniversary of the grant so long as the grantee remains in the employment of the Company or one of its subsidiaries. Until Units vest and shares of Common Stock are issued in conversion of the Units, the grantee does not have any rights as a shareholder of the Company, but prior to vesting the grantee will receive a cash payment equal to the dividends paid on the Common Stock. The Units permit a grantee to defer the issuance of Common Stock pursuant to the Units for a period of years or until the termination of the grantee's employment by the Company. The Committee believes that intermediate-term incentive programs based on appreciation in the price of the Company's Common Stock are in the best interests of the Company and its shareholders. It therefore decided to make no further awards under the Performance Share Plan and substitute awards of Units as intermediate-term incentives.

     Long-Term Incentive Plan

          The Company's long-term incentive plan awards nonqualified stock options to its senior and mid-level executives. Options granted under the Company's shareholder approved 1994 Incentive Plan have a 10-year life and all options granted during fiscal 2000 were at the market value of the Common Stock on the date of grant. The option grants provide the executives an opportunity to acquire an equity interest in the Company and to share in the long-term appreciation of the stock.

          Market surveys of long-term incentives are reviewed to establish competitive practices. Management makes recommendations to the Committee on the size of a grant, if any, for each executive based on the individual's ability to affect financial performance, the executive's past performance, and expectations of the executive's future contributions. The CEO's grant is similarly determined by the Committee and all other stock option grants are reviewed and approved by the Committee.

          Stock options granted in fiscal 2000 are not exercisable for three years after the grant. Thereafter they become exercisable at the rate of 25% per year and they are fully exercisable after the 6th year and through the 10th year of the option. The Committee has determined that subsequent grants, including grants made in December 2000, will not be exercisable for one year after grant, will thereafter become exercisable at the rate of 25% per year and become fully exercisable after the 4th year through the 10th year of the option.

SECTION 162(m) COMPLIANCE

     The Committee has considered the possible impact of Section 162(m) of the Internal Revenue Code of 1986, which generally limits to $1,000,000 (with several exceptions) the tax deduction available for compensation paid to a person who is an executive listed in the Summary Compensation

Table and who is employed by the Company at the end of its fiscal year. The Committee intends to preserve to the Company the maximum opportunity for obtaining deductibility for all amounts paid to its officers by designing and administering the Company's plans and programs in a way that will meet the regulations in effect at the time compensation decisions are made.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Johnson's annual salary was increased during fiscal 2000 to be competitive with the median base salary paid to chief executive officers of comparably-sized corporations identified by the Committee. For fiscal 2000, Mr. Johnson was awarded an annual cash incentive equal to 97% of his base salary in accordance with the annual cash incentive plan and based on the Company's growth in net earnings and economic value added, and Mr. Johnson's performance in meeting his personal performance objectives.

     Mr. Johnson participated in the Committee approved payout at 100% for the 1998-2000 Performance Period and received awards for the 2000-2002 Performance Period as shown in the table on page 10 for the Performance Share Plan. Mr. Johnson accepted stock options and Units in connection with the forfeiture of these awards under the Performance Share Plan.

     In addition, during fiscal 2000 Mr. Johnson was granted non-qualified stock options for 100,000 shares of the Company's Common Stock at an exercise price of $17.9375 per share, the closing price as reported on the New York Stock Exchange on the date of grant.

     The Committee believes that the key executive team of the Company will receive appropriate rewards under this program of corporate incentives, but only if they achieve the performance goals established for them and the Company and if they succeed in building increased value for the Company's shareholders.

                     Compensation & Stock Option Committee

                                  J. Marc Adam, Chairman
                                  Robert H. Jenkins
                                  James L. Packard

                         REPORT OF THE AUDIT COMMITTEE

     The Company's Board of Directors' Audit Committee is comprised of three directors who are not officers of the Company. Under applicable rules of the New York Stock Exchange, all current members of the Committee are independent. The Board of Directors has adopted a written charter for the Audit Committee, which is included as Appendix A to this Proxy Statement.

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Committee has discussed with the independent auditors, the auditor's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     The Committee has been advised by the Company that the total fees and expenses paid in fiscal 2000 to PricewaterhouseCoopers LLP, the Company's principal accounting firm, were $620,021. Of that amount, an aggregate of $463,971 was for audit services and $156,050 was for other services, primarily tax and acquisition accounting. PricewaterhouseCoopers LLP was not engaged by the Company during fiscal 2000 to perform any financial information systems and design services.

     The Committee has considered whether the provision of these non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining that firm's independence.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 2, 2000, for filing with the Securities and Exchange Commission.

                                Audit Committee

                                  Stanton K. Smith, Jr., Chairman
                                  Milton R. Brown
                                  Philip R. Lochner, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Dargene, retired Chairman and Director of AMCORE Financial, Inc. serves as a member of the Company's Board. Mr. Dargene is not a member of the Company's Compensation & Stock Option Committee. Mr. Gloyd, a Director of the Company and, until March 2000, the Chairman and Chief Executive Officer of the Company, serves as a member of the Board and a member of the Compensation Committee of AMCORE Financial, Inc.

                               PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative total return on its Common Stock for a five year period (December 1, 1995 to December 2, 2000) with the cumulative total return of the S&P SmallCap 600 Index and the S&P Manufacturing Diversified Index.

                          TOTAL RETURN TO SHAREHOLDERS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                 AMONG THE COMPANY, S&P SMALLCAP 600 INDEX AND
                      S&P MANUFACTURING DIVERSIFIED INDEX

[PERFORMANCE GRAPH]

* Assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 1, 1995 and that all dividends were reinvested.

     The reference points on the foregoing graph are as follows:

                                                       1996     1997     1998     1999     2000
                                                       ----     ----     ----     ----     ----
CLARCOR INC. .......................................  104.97    99.29    95.57    90.29    98.61
S&P SMALLCAP 600 INDEX..............................  121.89   151.81   141.20   156.10   171.27
S&P MANUFACTURING DIVERSIFIED INDEX.................  112.78   134.98   153.59   193.82   223.90

     The 1995 beginning measuring point was the market close on December 1, 1995, the last New York Stock Exchange trading day before the beginning of the Company's fifth preceding fiscal year. The closing measuring point for 2000 was December 1, 2000 based on the last New York Stock Exchange trading date prior to the Company's Saturday, December 2, 2000 fiscal year-end.

                                 MISCELLANEOUS

AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP to audit the financial statements of the Company for the fiscal year ending December 1, 2001. PricewaterhouseCoopers LLP (or its predecessors) has served as the Company's auditors for more than 30 years. The shareholders will not be asked to approve this selection at the Annual Meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

OTHER BUSINESS

     The Board of Directors has no knowledge of any matters, other than as set forth in this Proxy Statement, upon which action is to be taken at the meeting. In the event any such matters are brought before the meeting, the attorneys named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.

PROPOSALS OF SECURITY HOLDERS FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

     Under the rules and regulations of the Securities and Exchange Commission, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2002 and which such shareholder desires to have included in the Company's proxy materials for such meeting, must be received by the Company on or before October 26, 2001.

     The Company's bylaws provide that nomination by a shareholder of a person for election as a director and other proposals made by such shareholders for action by the shareholders at any meeting of shareholders may be disregarded unless proper notice of such nomination or proposal shall have been given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the meeting and certain other requirements are met. It is currently expected that the 2002 Annual Meeting of Shareholders of the Company will be held on March 19, 2002. Consequently, written notice of any such nomination or proposal which a shareholder desires to make at the 2002 Annual Meeting must be received by the Company no earlier than December 19, 2001 and no later than January 18, 2002. A copy of the Company's bylaws may be obtained without charge from the Secretary of the Company.

EXPENSE OF SOLICITATION OF PROXIES

     The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed D. F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $8,500, plus the out-of-pocket expenses of D. F. King & Co., Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

                                          By Order of the Board of Directors

                                          DAVID J. BOYD
                                          Secretary

Rockford, Illinois
February 23, 2001

                                                                      APPENDIX A

                                                                     March, 2000

                                  CLARCOR INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                               OPERATING CHARTER

     The Board of Directors of CLARCOR Inc. has appointed an Audit Committee pursuant to authorization in Section 3.11 of Article III of the Company's Bylaws. The objectives, composition and responsibilities of the Audit Committee are as follows:

OBJECTIVES:

     The primary objective of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting practices, including financial reports and other financial information provided by the Company to shareholders, the Company's systems of internal accounting and financial control, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethical programs.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

     The Committee shall review the adequacy of this Charter on an annual basis.

COMPOSITION:

     The Committee shall consist of not less than three members, none of whom shall be an officer or employee of the Company or any subsidiary or affiliated company. The Board of Directors shall appoint the Chairperson and the members of the Audit Committee. The members of the Audit Committee shall meet the requirements of the New York Stock Exchange rules on Audit Committee policy and composition.

RESPONSIBILITIES:

     The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff as well as the outside auditor, has more time, knowledge and more detailed information on the Company than the Committee members do. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

     The following functions shall be the commonly recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

- The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K and review and consider with the outside auditor the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

- As a whole, or through the Committee chair, the Committee shall review with management and the outside auditor the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission and the matters to be discussed by SAS No. 61. This review shall occur prior to the filing of Form 10-Q.

- The Committee shall review the outside auditor's Management Letter and discuss with management and the outside auditor the quality and adequacy of the Company's internal controls.

- The Committee shall:

        - Request from the outside auditor annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1;

        - Discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's independence;

        - Recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence;

        - Review with the outside auditor, the scope, planning and fees for each year's annual audit; and

        - Review with the Internal Audit Director, the scope and planning for each year's internal audit activities and the findings from prior internal audits.

- The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select or nominate subject to Board approval, evaluate and, where appropriate, replace the outside auditor.

CLARCOR Inc.                                     PROXY/VOTING INSTRUCTION CARD
-------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MARCH 27, 2001.

The undersigned hereby appoints J. Marc Adam and James L. Packard, or any one or more of them, acting alone if only one shall be present, or jointly if more than one shall be present, the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. to be held at The University of Illinois College of Medicine at Rockford, 1601 Parkview Ave., Rockford, Illinois 61107, on Tuesday, March 27, 2001 at 6:00 P.M., Central Standard Time, and all adjournments thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.

Receipt is acknowledged of the Company's Annual Report to Shareholders for the fiscal year ended November 30, 2000, and the Notice and Proxy Statement for the above Annual Meeting.

Election of Directors - Nominees are: Robert J. Burgstahler, Lawrence E. Gloyd, Norman E. Johnson, and Keith E. Wandell.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF A VOTE IS NOT SPECIFIED, THE PROXIES NAMED ABOVE WILL VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN
THIS CARD.

                                                                  ------------
                                                                 | SEE REVERSE |
                                                                 |    SIDE     |
                                                                  ------------


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   FOLD AND DETACH HERE

/X/ PLEASE MARK YOUR                                                        5086
    VOTES AS IN THIS
    EXAMPLE.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees for election as directors named in this proxy.

--------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH NOMINEES.
--------------------------------------------------------------------------------
                                                     FOR     VOTE WITHHELD
1. Election of                                       [ ]          [ ]
   Directors
   (See Reverse)

For, except vote withheld from the following nominee(s):


-----------------------------------------------------------


2. In their discretion, the Proxies are
   authorized to vote upon such other business as may properly come before the meeting.








        SIGNATURE(S)                                        DATE
                     --------------------------------------      ---------------
        NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE